EXHIBIT 99.1

PRESS/MEDIA RELEASE

Galaxy Gaming Executes Settlement Agreement with Former Chairman and CEO Triangulum Partners LLC

LAS VEGAS, October 7, 2021 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ) (“Galaxy” or the “Company”), a developer and distributor of casino table games and enhanced systems for land-based casinos and iGaming, announced today that it entered into Settlement Agreement with its former Chairman and Chief Executive Officer, Robert Saucier (“Saucier”), and Triangulum Partners LLC (“Triangulum”) on October 7, 2021.

The Settlement Agreement is conditioned upon the Company paying Triangulum and Saucier $39.1 million plus interest accrued at 2% per annum from May 6, 2021, through the date of actual payment.  The Company has retained Macquarie Capital (USA) Inc. to assist it in raising funds for the settlement.  The Settlement Agreement allows the Company until December 31, 2021, to complete its fundraising and pay the settlement amounts to Triangulum and Saucier.

The Settlement Agreement provides broad mutual releases to the Company, the Company’s officers and directors, Triangulum and Saucier related to all claims against each other.  The parties agree to stay the litigation pending payment of the settlement funds.  In addition, among other terms, Saucier and Triangulum have agreed not to compete with the Company for a period of five years from the date of payment of funds.

“The execution of this Settlement Agreement is a significant development for Galaxy,” stated Mark Lipparelli, Chairman of Galaxy’s Board of Directors.  “We are active in our efforts to raise the funding necessary to complete our obligations under the Agreement and will provide updates, if any, as those plans develop. Our Board believes this is an appropriate settlement of the litigation between us and Mr. Saucier and his entity. Further, we are pleased to see steady progress in the Company’s results as our casino and online gaming partners emerge from the shutdowns associated with the COVID pandemic. We are hopeful calendar year 2022 will bring continued pandemic improvements coupled with the reduction of costly litigation expenses.”

Background

On May 6, 2019, the Company redeemed the shares of its common stock held by Triangulum (an entity controlled by Saucier) by a note in the amount of $39.1 million. As required, the Company made its annual interest only payments to Triangulum. Prior to the

EXHIBIT 99.1

redemption, Triangulum held approximately 58% of the Company’s outstanding common stock. Also on May 6, 2019, the Company filed a lawsuit against Triangulum and Saucier.  Shortly thereafter, Triangulum and Saucier countersued the Company and certain of its board members.  The redemption and the litigation are described in more detail in the Company’s periodic SEC filings.

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ship and online casinos worldwide.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media: Phylicia Middleton (702) 936-5216

Investors:Harry Hagerty (702) 938-1740